Exhibit 19.1

NOVAGOLD RESOURCES INC.

(the “Company”)

INSIDER TRADING POLICY

PURPOSE

The Company is a publicly traded company listed on the Toronto Stock Exchange (the “TSX”) and the NYSE American (the “NYSE”), and together with the TSX, the “Exchanges”). As such, trades in the Company’s securities are subject to Canadian and U.S. securities laws, rules and regulations, as well as the rules and regulations of the Exchanges (collectively, “securities laws”). Securities laws generally prohibit trading or dealing in the securities of a company on the basis of material non-public information. Anyone violating these laws is subject to personal liability and could face criminal and civil penalties, fines, or imprisonment as well as causing significant damage to the Company’s reputation.

The purpose of this Policy is to assist Company Personnel (as defined below) in complying with their obligations. This Policy does not replace your responsibility to understand and comply with the securities laws, including the legal prohibitions on insider trading and, if applicable, your obligation for insider reporting.

Trading in securities of the Company, including without limitation the purchase and sale of common shares and the exercise of stock options, by Company Personnel, must also avoid the appearance of impropriety, as well as remain in full compliance with securities laws. Accordingly, you must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of your employment with or other relationship to the Company. If you have any doubt whether a particular situation requires refraining from effecting a transaction in the Company’s securities or sharing information with others, such doubt should be resolved against taking such action.

COMPANY PERSONNEL

The following persons are required to observe and comply with this Policy:

(a)	all directors, officers and employees of the Company or its subsidiaries;
(b)	any other person retained by or engaged by or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor, adviser, or other service provider);
(c)	any family member, spouse or other person living in the household or a dependent child of any of the individuals referred to in Sections (a) and (b) above; and
(d)	partnerships, trusts, corporations, R.R.S.P.’s and other entities over which any of the above-mentioned individuals exercise control or direction.

________________________

1 “Securities” includes common shares and any other security that the Company may issue including preferred shares, options, debentures, warrants, puts, calls and other derivative instruments with respect to such securities and any other securities that are convertible or exchangeable into such securities.

For the purposes of this Policy, the persons listed above are collectively referred to as “Company Personnel”. Sections (c) and (d) should be carefully reviewed by Company Personnel; those sections have the effect of making various family members or holding companies or trusts of the persons referred to in Sections (a) and (b) subject to the Policy.

MATERIAL NON-PUBLIC INFORMATION

“Material non-public information” is information that:

(i)	could reasonably be expected to have a significant effect on the market price or value of the Company’s securities; or
(ii)	a reasonable investor would consider to be important in making an investment decision regarding the purchase or sale of the securities of the Company;

and that has not been previously disclosed or published by means of a broadly disseminated news release or securities filing with a reasonable amount of time having been given for investors to analyze the information.

Examples of material undisclosed information include but are not limited to: financial performance and significant changes in financial performance; projections and strategic plans; major corporate acquisitions and dispositions; significant changes to major assets and operations; changes in ownership of the Company’s securities that may affect the control of the Company; significant changes in senior management or to the Board of Directors; significant litigation; changes in corporate structure, such as reorganizations; changes in capital structure; significant new debt or material events of default; public or private sale of additional securities; entering into or loss of significant contracts; major labour disputes or disputes with major contractors, customers or suppliers; takeover bids and issuer bids; and any decision to implement such a change by the Company’s Board of Directors or by senior management who believe that confirmation of the decision by the Company’s Board of Directors is probable.

If you have any doubt whether certain information is “material,” you should not trade or communicate such information. Information is “non-public” until it has been made available to investors generally, such as in publicly available reports filed with the applicable stock exchange or securities commission or in press releases issued by a company. In general, information may be presumed to have been available to investors two business days after the formal release of such information.

PROHIBITED AND RESTRICTED ACTIVITIES

Insider Trading: You must not engage in transactions in any securities, whether of the Company or of any other public companies, while in possession of material, non-public information regarding such securities, (“insider trading”).

Under this Policy, “trading” includes any sale or purchase of securities of the Company, including but not limited to: (a) buying or selling puts or calls or other derivative securities on the Company's securities; (b) the exercise of stock options granted under the Company’s stock option plan; and (c) the acquisition of shares or any other securities pursuant to any Company benefit plan or arrangement. Notwithstanding item (c) above, regular, ongoing purchases of Company stock under the Company’s Employee Stock Purchase Plan (the “ESPP”), or in accordance with a previously approved structured trading plan are exempt from the foregoing prohibition; however, starting, stopping, or making changes to your level of participation in the ESPP, or making changes to your Pre-Approved Trading Plan (defined below), is prohibited during any period of time you are in possession of material, non-public information about the Company.

Tipping: You must not disclose material, non-public or other confidential information relating to the Company or other companies, when obtained in the course of service to the Company, to anyone, inside or outside of the Company (including family members) (“tipping”), except on a strict need-to-know basis as is necessary in the course of the Company’s business and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company’s business should be immediately brought to the attention of the General Counsel or Chief Financial Officer for resolution. You must also refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or any other company, while in possession of material, non-public information about those securities or that company. Both the person who provides the information and the person who receives the information are liable under securities laws if the person who receives the information trades in securities based on the provided non-public information.

Trading During Blackouts: You must not, directly or indirectly, trade in securities of the Company during any Blackout Period (as described below).

Hedging Transactions: You must not engage in hedging transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, you are prohibited by this Policy from engaging in any such hedging transactions.

Margin Accounts and Pledges: You must not hold securities of the Company in a margin account or pledge Company securities as collateral. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Pre-Clearance: “Insiders” for U.S. reporting purposes (as such term is defined below under the heading “Insider Reporting Obligations – U.S. Reporting Obligations – Who is an Insider”) must not, directly or indirectly, trade in securities of the Company in Canada or the United States except in accordance with the pre-clearance procedures (as described below).

Additional Trading Restrictions for Persons Deemed “Insiders” under U.S. Securities Laws: U.S. securities laws prohibit “Insiders” (as such term is defined below under the heading “Insider Reporting Obligations – U.S. Reporting Obligations – Who is an Insider”) from effecting “short sales” or “sales against the box” in equity securities of the Company. A “short sale” is the sale of securities that you do not own and where delivery is made with borrowed securities or securities subsequently purchased. If you are deemed an insider for U.S. securities law purposes, it is unlawful for you to sell Company securities you do not own, and the acquisition of a put or the issuance of a call for Company stock may result in a violation of the short sale prohibition. A “sale against the box” is the sale of securities you own but which you do not promptly deliver after the sale. It is unlawful for you to sell equity securities of the Company if the certificate representing the securities is not delivered within 20 days after the sale or deposited in the mail or other usual means of delivery within five days after the sale.

U.S. securities laws additionally prohibit Insiders from realizing any “short-swing profit” in securities of the Company. Any profit realized by you on a purchase and sale or sale and purchase of the Company’s equity securities within any six-month period belongs to and is recoverable by the Company. For purposes of this rule, equity securities include common stock, preferred stock and related derivative securities (e.g., options, warrants, convertible securities, puts, calls, stock appreciation rights (“SARs”), phantom stock units, equity swaps and other rights). Company securities acquired through stock option exercises, the vesting of PSUs or DSUs, since they are approved by the Company’s Board, do not count as purchases or acquisitions for purposes of determining “short-swing profit”. However, the sale of any of the securities in the open market (e.g., a cashless option exercise, or a sale to cover taxes) do count as a sale for purposes of determining “short-swing profit”.

BLACKOUT PERIODS

The Company reserves the right to restrict trading by directors, officers, employees and agents in securities of the Company. Such restriction is generally referred to as a “Blackout Period” and is in place when there is, or is potential for, a significant event pending or there is information available but not yet disclosed.

The “Blackout Period” is:

(a)

for quarterly financial results, the period beginning at the end of the trading day that is three (3) weeks after the end of the quarter and ending at the end of the first trading day after the financial results are publicly disclosed. This Blackout Period applies to all directors, officers, finance and accounting staff and corporate communications staff directly involved in the dissemination of the financial results;

(b)

for annual financial results, the period beginning at the end of the trading day that is five (5) weeks after the end of the fiscal year and ending at the end of the first trading day after the annual financial results are publicly disclosed. This Blackout Period applies to all directors, officers, finance and accounting staff, corporate communications staff directly involved, and other Company’s employees as determined by senior management;

(c)

for news releases containing material information, other than financial results, one full trading day immediately following the time of the announcement. This Blackout Period applies to all directors and officers and other employees as determined by senior management; or

(d)	any other time and for any length of time as deemed necessary by the Company’s Board of Directors, Chief Executive Officer, Chief Financial Officer or General Counsel.

The trading restrictions of a Blackout Period shall not be applicable to trading activities pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and an “automatic securities purchase plan,” as defined in National Instrument 55-104, provided such trading plan (1) is in writing; (2) was submitted to the Company for review prior to its adoption; and (3) was not adopted during a Blackout Period or at a time when the person was in possession of material non-public information.

All efforts will be made to advise of Blackout Periods as soon as possible, however, it is your responsibility to ensure that you are not in violation of the prohibition against trading during a Blackout Period by pre-clearing transactions in accordance with this Policy.

PRE-CLEARANCE

Because “Insiders” for U.S. reporting purposes (as such term is defined below under the heading “Insider Reporting Obligations – U.S. Reporting Obligations – Who is an Insider”) are likely to obtain material non-public information on a regular basis, such persons must not, directly or indirectly, trade in securities of the Company without first obtaining prior approval from the General Counsel, Corporate Secretary, or such person as she or he may designate (the “Pre-Clearance Designee”). The General Counsel, Corporate Secretary or Pre-Clearance Designee shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested. Pre-clearance is not required for purchases and sales of securities under a Pre-Approved Trading Plan (as defined below). With respect to any purchase or sale under a Pre-Approved Trading Plan, the third party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the General Counsel, Corporate Secretary or Pre-Clearance Designee.

PRE-APPROVED TRADING PLANS

Notwithstanding any of the prohibitions contained in this Policy, Company Personnel may trade in Company securities at any time pursuant to a trading plan that has been properly adopted and is properly administered in accordance with Rule 10b5-1 under the United States Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 Plan”) and an automatic securities purchase plan, as defined in National Instrument 55-104 (an “Automatic Securities Purchase Plan,” and together with a Rule 10b5-1 Plan, a “Pre-Approved Trading Plan”). All adopted Pre-Approved Trading Plans must comply with all applicable policies established by the Company, in addition to complying with applicable Canadian and United States laws.

The rules applicable to Pre-Approved Trading Plans are complex and technical in nature, so you should not employ a Pre-Approved Trading Plan without obtaining advice from legal counsel. A Pre-Approved Trading Plan may not be adopted at any time when you are aware of material non-public information or are subject to a Blackout Period.

Prior to adopting or terminating a Pre-Approved Trading Plan, all directors and officers of the Company or any subsidiary of the Company must confer with, and, if applicable, provide a copy of the proposed contract to, the General Counsel and/or Corporate Secretary. Any such plan must be approved in advance by the Company after review by its legal counsel.

The Company reserves the right to consider and determine whether public announcement or disclosure of a Pre-Approved Trading Plan should or is otherwise required to be made.

INSIDER REPORTING OBLIGATIONS

Canadian and U.S. securities laws impose reporting requirements on certain insiders of the Company. ”Insiders” are defined differently under the Canadian and U.S. securities laws and you may be subject to distinct reporting requirements in both Canada and the U.S., regardless of citizenship. If you are a reporting insider, you are personally responsible for compliance with reporting requirements under applicable securities laws. The following summary is offered for informational purposes only and is not a substitute for legal advice regarding your individual circumstances.

Canadian Securities Law Obligations

Who has to file reports?

For Canadian reporting obligation purposes, “Insider” means a director, officer or 10% shareholder of the Company and a director or officer of a company that is an insider or a subsidiary of the Company.

“Reporting Insider” means (i) the CEO, CFO and COO of the Company, of a 10% shareholder of the Company and of a major subsidiary of the Company; (ii) directors of the Company, of a 10% shareholder and of a major subsidiary of the Company; (iii) a person responsible for a principal business unit, division or function of the Company; (iv) a 10% shareholder of the Company; (v) an individual performing any of the foregoing functions; and (vi) any other insider that in the ordinary course receives or has access to information as to material facts or material changes about the Company before they are generally disclosed and that directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company.

When do you have to report?

Insider reports must be filed within 5 calendar days (which includes weekends and holidays) of any change in the reporting insider’s beneficial ownership of such securities. The deadline begins to run on the date of the trade, not the date of the settlement.

An initial insider report must be completed within 10 calendar days of the date a person becomes a reporting insider (provided that an insider who does not own or control securities of the Company at that time is not required to file a “nil” report).

You must also file and update your insider profile (i) if there is a change in the Company’s name, in your relationship to the Company or if you cease to be a reporting insider within 10 calendar days of the event, or (ii) if there is any other change to your profile, at the time you next file an insider report.

How do you report?

Insider reports are completed by accessing www.sedi.ca and registering as a SEDI user. You will thereafter login as a registered user and complete the filing online.

What do you have to report?

Each reporting insider is required to file reports with the Canadian securities commissions and the TSX (the “Regulators”) as to his or her direct or indirect beneficial ownership of or control or direction over any securities of the Company. This includes, but is not limited to, purchases and sales of such securities, the grant and exercise of stock options, the exercise of warrants, the conversion or exchange of other securities, the acquisition of underlying securities on the exercise of options, warrants or other convertible or exchangeable securities, and the sale of shares acquired upon exercise of stock options. The following is the information required for filing insider reports:

(a)	Security designation (i.e., common shares, preferred shares, stock options);
(b)	Ownership type and registered holder (if applicable); ownership type includes:
●	Direct ownership – indicates that the security is held directly; for example, the reporting insider holds the securities in an account with a broker and the account is in his/her name;
●

Indirect ownership – indicates that the security is held indirectly; for example, the reporting insider beneficially owns common shares in the Company, but the registered owner is another entity, such as a holding company that the reporting insider owns;

●

Control or direction – indicates that the insider has control or direction over a security. The reporting insider has control or direction if, directly or indirectly, he/she has or shares voting power or investment power through any contract, arrangement, understanding or relationship. For example, the reporting insider may have been granted authority to vote or trade securities owned by family members, friends or associates.

(c)	Opening balance of securities held;
(d)	Date of transaction;
(e)

Nature of transaction – for example, acquisitions and dispositions (open market or private), grants of options, gifts, inheritances, exercises of options, sale of shares acquired upon exercise of options;

(f)	Number/value of securities acquired or disposed;
(g)	Unit price or exercise price;
(h)	Type of currency;
(i)	Closing balance of securities held.

U.S. Securities Law Obligations

Who has to file reports?

For U.S. securities law purposes, “Insider” means a director, executive officer or a shareholder who beneficially owns greater than 10% of any class of equity securities of the Company.

When do you have to report?

An initial insider report on Form 3 must be completed within 10 calendar days of the date you become an insider. A Form 3 must be filed even if you do not beneficially own any securities of the Company.

Changes in your beneficial ownership of equity securities of the Company must be reported to the SEC and to the Company on a Form 4 (unless the transaction is exempted from the Form 4 reporting requirement under applicable rules) by the second business day after the execution of the transaction.

Form 5 is an annual form that is required to be filed electronically with the SEC and the Company on or before the 45th calendar day after the end of the Company’s fiscal year. No Form 5 is required to be filed if you have already reported all reportable transactions on a Form 4 (as described in greater detail below).

How do you report?

You must timely notify the General Counsel and/or Corporate Secretary of the Company of any event that would require the filing of a report pursuant to this section. Each Insider is responsible for the accuracy and timeliness of his or her reporting requirements.

What do you have to report?

Initial Report: Form 3

You are required to file with the SEC an initial statement of your beneficial ownership of equity securities of the Company upon becoming an Insider. When filing a Form 3, you must include any equity securities of the Company beneficially owned by you, including securities held by your spouse, minor children, other family members sharing your household or other persons or entities whose securities you are deemed to beneficially own (discussed below), and your holdings of “derivative securities” of the Company. “Derivative securities” include options, warrants, convertible securities, puts, calls, SARs, phantom stock units, equity swaps, and other rights or obligations with respect to the purchase or sale of any equity security of the Company.

Subsequent Reports: Form 4

Report changes in beneficial ownership. Generally, changes in your beneficial ownership of equity securities of the Company must be reported to the SEC and to the Company on a Form 4 unless the transaction is exempted from the Form 4 reporting requirement under applicable U.S. securities laws. Most transactions are required to be filed on Form 4.

Reportable transactions. Transactions that must be reported on Form 4 include:

●	the grant of stock options, restricted stock or other stock awards (e.g., director share units (DSUs) or Performance Share Units (PSUs);

●	the exercise or conversion of stock options, puts, calls, SARs, phantom stock units or other derivative securities;

●	a tax withholding transaction under a Company stock plan or employee benefit plan involving stock of the Company;

●	the allocation of phantom stock units relating to Company stock under a nonqualified deferred compensation plan;

●	the transfer of funds into or out of the Company stock fund under the 401(k) plan or deferred compensation plan;

●	purchases and sales of the Company stock held in your name or in “street name,” including purchases and sales made under a Pre-Approved Trading Plan;

●

transactions involving shares held by your spouse, your minor children, other relatives who share your household, or other persons or entities if you have a direct or indirect “pecuniary interest” in the shares (discussed below);

●	gifts of any equity security of the Company;

●

the acquisition of any equity security of the Company, including any option, put, call, equity swap or other right or obligation with respect to the purchase or sale of any equity security of the Company, even if not presently exercisable; and

●	any other acquisition or disposition of stock of the Company or related derivative securities not exempt from U.S. securities laws reporting obligations.

A change of beneficial ownership must be reported even if, as a result of offsetting acquisitions and dispositions, there is no net change in your beneficial ownership.

Transactions in Company stock plans. Transactions in Company stock plans or employee benefit plans may present special reporting and liability considerations under U.S. securities laws and the rules relating to these transactions are complex. Please contact the Company’s General Counsel and/or Corporate Secretary to determine how and when any of these transactions must be reported.

Reports after ceasing to be an Insider. You also may need to file a Form 4 even after you cease to be a director or executive officer if you engage in a transaction not exempt from U.S. securities laws that occurs after you cease to be an Insider. A person filing a report on Form 4 or Form 5 (discussed below) who has ceased to be a director or executive officer must indicate in a box on the Form that the person is exiting the reporting system. Please contact the Company’s General Counsel and/or Corporate Secretary to determine how and when any of these transactions must be reported.

Annual Reports: Form 5

Transactions subject to annual reporting on Form 5 include certain transactions exempt from the recovery of short-swing profits (e.g., inheritances) and transactions that should have been reported previously but were not. Alternatively, these transactions may be reported voluntarily on a Form 4 at an earlier date. No Form 5 is required to be filed if all reportable transactions have already been reported on a Form 4. However, in that event, you will be required to provide a written representation to the Company confirming that no Form 5 is required to be filed.

COMPLIANCE

Your actions with respect to matters governed by this Policy are significant indications of your judgment, ethics, and competence. Any actions in violation of this Policy may be grounds for disciplinary action, up to and including immediate dismissal, as well as exposure to civil and criminal liability.

Adopted January 29, 2014, amended May 18, 2023